UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2009

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard
Elmwood Park, New Jersey		07407
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Commencement of Offering

In connection with Sealed Air Corporation’s (the “Company”) previously announced private offering of approximately $250 million aggregate principal amount of senior unsecured notes due 2017 (the “Notes”), the Company prepared a description of certain risk factors relating to the Company’s business that are being presented to potential investors and which will be disclosed pursuant to Regulation FD. These risk factors are generally an update of the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009.  The Company is also filing a computation of ratio of earnings to fixed charges with this Current Report on Form 8-K in connection with the private offering.  The Notes will not be registered under the Securities Act and will not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.

Risk Factors

The following are the risk factors relating to the Company’s business in connection with the offering:

Risks Relating to our Business

If the settlement of the asbestos-related claims that the Company has agreed to (the “Settlement agreement”) is not implemented, we will not be released from the various asbestos-related, fraudulent transfer, successor liability, and indemnification claims made against us arising from a 1998 transaction with W. R. Grace & Co. Further, we are a defendant in a lawsuit seeking class action status concerning our public disclosures regarding these asbestos-related claims. We are also a defendant in a number of asbestos-related actions in Canada arising from W. R. Grace & Co.’s activities in Canada prior to the 1998 transaction.

On November 27, 2002, we reached an agreement in principle with the Official Committee of Asbestos Personal Injury Claimants (the “ACC”) and the Official Committee of Asbestos Property Damage Claimants appointed to represent asbestos claimants in the W. R. Grace & Co. (“Grace”) bankruptcy case to resolve all current and future asbestos-related claims made against us and our affiliates. The Settlement agreement will also resolve the fraudulent transfer claims and successor liability claims, as well as indemnification claims by Fresenius Medical Care Holdings, Inc. and affiliated companies in connection with the Cryovac transaction. The Cryovac transaction was a multi-step transaction, completed on March 31, 1998, which brought the Cryovac packaging business and the former Sealed Air Corporation’s business under the common ownership of us. The parties to the agreement in principle signed the definitive Settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle. On June 27, 2005, the U.S. Bankruptcy Court for the District of Delaware, where the Grace bankruptcy case is pending, signed an order approving the definitive Settlement agreement. Although Grace is not a party to the Settlement agreement, under the terms of the order, Grace is directed to comply with the Settlement agreement subject to limited exceptions. If the Settlement agreement does not become effective, either because Grace fails to emerge from bankruptcy or because Grace does not emerge from bankruptcy with a plan of reorganization that is consistent with the terms of the Settlement agreement, then we will not be released from the various asbestos-related, fraudulent transfer, successor liability, and indemnification claims made against us and our affiliates noted above, and all of these claims would remain pending and would have to be resolved through other means, such as through agreement on alternative settlement terms or trials. In that case, we could face liabilities that are significantly different from our obligations under the Settlement agreement. We cannot estimate at this time what those differences or their magnitude may be. In the event these liabilities are materially larger than the current existing obligations, they could have a material adverse effect on our consolidated financial position and results of operations.

On September 19, 2008, Grace, the ACC, the Asbestos PI Future Claimants’ Representative (the “FCR”), and the Official Committee of Equity Security Holders (the “Equity Committee”) filed, as co-proponents, a plan of reorganization (as filed from time to time, the “PI Settlement Plan”) and several exhibits and associated documents, including a disclosure statement (as filed and amended from time to time, the “PI Settlement Disclosure Statement”), with the Bankruptcy Court. Amended versions of the PI Settlement Plan and the PI Settlement Disclosure Statement have been filed with the Bankruptcy Court from time to time, with the most recent version having been filed on February 27, 2009. As filed, the PI Settlement Plan would provide for the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which present and future asbestos-related claims would be channeled. The PI Settlement Plan also contemplates that the terms of the Company’s definitive Settlement agreement will be incorporated into the PI Settlement Plan and that we will pay the amount contemplated by that agreement.

On March 9, 2009, the Bankruptcy Court entered an order approving the PI Settlement Disclosure Statement as containing adequate information for holders of claims against, and interests in, Grace to vote to accept or reject the PI Settlement Plan (the “DS Order”). The DS Order does not constitute the Bankruptcy Court’s confirmation of the PI Settlement Plan, approval of the merits of the PI Settlement Plan, or endorsement of the PI Settlement Plan. In connection with the plan voting process in the Grace bankruptcy case, we have voted in favor of the PI Settlement Plan that is currently before the Bankruptcy Court. We will continue to review any amendments to the PI Settlement Plan on an ongoing basis to verify compliance with the Settlement agreement.

On June 8, 2009, a senior manager with the voting agent appointed in the Grace bankruptcy case filed a declaration with the Bankruptcy Court describing the voting results with respect to the PI Settlement Plan as determined by the voting agent (the “Voting Declaration”). According to the Voting Declaration, with respect to each class of claims designated as impaired by Grace, the PI Settlement Plan has been approved by holders of at least two-thirds in amount and more than one-half in number (or for classes voting for purposes of Section 524(g) of the Bankruptcy Code, at least 75% in number) of voted claims. The Voting Declaration also discusses the voting results with respect to holders of general unsecured claims (“GUCs”) against Grace, whose votes have been provisionally solicited and counted subject to a determination by the Bankruptcy Court of whether GUCs are impaired (and, thus, entitled to vote) or, as Grace contends, unimpaired (and, thus, not entitled to vote). The Voting Declaration provides that more than one half in number of voting of GUCs have voted to accept the PI Settlement Plan, but that the provisional vote has not obtained the requisite two-thirds dollar amount to be deemed an accepting class in the event that GUCs are determined to be impaired. The Bankruptcy Court has yet to determine whether GUCs are impaired under the PI Settlement Plan. To the extent that GUCs are determined to be an impaired non-accepting class, Grace and the other plan proponents have indicated that they will nevertheless seek confirmation of the PI Settlement Plan under the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code.

A number of objections to the PI Settlement Plan have been filed and remain unresolved, and certain of these objections target injunctions, releases and provisions as applied to us and/or that are contemplated by the Settlement agreement. The Bankruptcy Court has scheduled hearings on June 22-25, July 20-21, and September 8-11, 2009, to consider confirmation of the PI Settlement Plan. We do not know whether or when a final plan of reorganization will be confirmed or become effective, or whether the final plan will be consistent with the terms of our definitive Settlement agreement.

We are a defendant in the case of MPERS v. Sealed Air Corporation, et al. (Case No. 03-CV-4372) in the U.S. District Court for the District of New Jersey (Newark). This lawsuit seeks class action status on behalf of all persons who purchased or otherwise acquired securities of ours during the period from March 27, 2000 through July 30, 2002. The lawsuit named us and five current and former officers and directors of ours as defendants. One of these individuals and we remain as defendants after a partial grant of the defendants’ motion to dismiss the action. The plaintiff’s principal allegations against the defendants are that during the above period the defendants materially misled the investing public, artificially inflated the price of our common stock by publicly issuing false and misleading statements and violated U.S. Generally Accepted Accounting Principles, or U.S. GAAP, by failing to properly account and accrue for our contingent liability for asbestos claims arising from past operations of Grace. The plaintiffs seek unspecified compensatory damages and other relief. On April 27, 2009, we reached an agreement in principle with the plaintiffs to settle the MPERS v. Sealed Air Corporation, et al. case, subject to documentation and Court approval. The agreement provides for payment of $20.0 million, which will be fully funded by our primary and excess insurance carriers. If the settlement in this case is not documented, executed and approved by the Court, then, should the Court determine that we are liable in this case, we could be required to pay substantial damages, which we cannot estimate at this time and which could have a material adverse effect on our consolidated financial position and results of operations.

Since November 2004, we and specified subsidiaries have been named as defendants in a number of cases, including a number of putative class actions, brought in Canada as a result of Grace’s alleged marketing, manufacturing or distributing of asbestos or asbestos-containing products in Canada prior to the Cryovac transaction in 1998. Grace has agreed to defend and indemnify us and our subsidiaries in these cases. The Canadian cases are currently stayed. A global settlement of these Canadian claims to be funded by Grace has been approved by the Canadian court, and the PI Settlement Plan provides for payment of these claims. The global settlement of the Canadian claims will, unless amended, become null and void if a confirmation order in the Grace U.S. bankruptcy proceeding is not granted prior to October 31, 2009. If a final plan of reorganization that is confirmed and becomes effective does not provide for these claims or if the Canadian courts refuse to enforce the final plan of reorganization in the Canadian courts, and if in addition Grace is unwilling or unable to defend and indemnify us and our subsidiaries in these cases, then we could be required to pay substantial damages, which we cannot estimate at this time and which could have a material adverse effect on our consolidated financial position and results of operations.

For further information concerning these matters, see Note 14, “Commitments and Contingencies,” of the notes to the condensed consolidated financial statements, which is contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference into this Offering Memorandum, under the captions “Settlement Agreement and Related Costs,” “Fresenius Claims,” “Canadian Claims,” “Additional Matters,” “MPERS Lawsuit,” and “Other Litigation.”

Weakened global economic conditions have had and could continue to have an adverse effect on our consolidated financial position and results of operations.

Weakened global economic conditions can have an adverse impact on our business in the form of lower sales due to weakened demand, unfavorable changes in product price/mix, and lower profit margins.

During periods of economic recession, there can be a heightened competition for sales and increased pressure to reduce selling prices. If we lose significant sales volume or reduce selling prices significantly, then there could be a negative impact on our revenue, profitability and cash flows.

Also, reduced availability of credit may adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to obtain necessary supplies as well as sales of materials and equipment to affected customers, which could result in reduced collections of outstanding accounts receivable.

A downgrade of our credit ratings could have a negative impact on our costs and ability to access credit markets.

In January 2009, Standard & Poor’s revised our long-term senior unsecured debt rating from BBB- to BB+ and revised the outlook to stable. The revised rating is considered below investment grade. Our long-term senior unsecured debt rating is currently rated Baa3 (negative outlook) by Moody’s Investors Service, Inc. This rating is considered investment grade. If our credit ratings are further downgraded, there could be a negative impact on our ability to access capital markets and borrowing costs could increase.

The effects of animal and food-related health issues such as bovine spongiform encephalopathy, also known as “mad cow” disease, foot-and-mouth disease and avian influenza or “bird-flu,” as well as other health issues affecting the food industry, may lead to decreased revenues.

We manufacture and sell food packaging and food solutions products, among other products. Various health issues affecting the food industry have in the past and may in the future have a negative effect on the sales of food packaging and food solutions products. In recent years, occasional cases of mad cow disease have been confirmed and incidents of bird flu have continued to surface in various countries. Outbreaks of animal diseases such as mad cow or foot-and-mouth disease, for example, may lead governments to restrict exports and imports of potentially affected animals and food products, leading to decreased demand for our products and possibly also to the culling or slaughter of significant numbers of the animal population otherwise intended for food supply. Also, consumers may change their eating habits as a result of perceived problems with certain types of food. These factors may lead to reduced sales of food packaging and food solutions products, which could have a material adverse effect on our consolidated financial position and results of operations.

The global nature of our operations in the United States and in 51 foreign countries exposes us to numerous risks that could materially adversely affect our consolidated financial position and results of operations.

We operate in the United States and in 51 other countries, and our products are distributed in those countries as well as in other parts of the world. A large portion of our manufacturing operations are located outside of the United States. Operations outside of the United States, particularly operations in emerging markets, are subject to various risks that may not be present or as significant for our U.S. operations. Economic uncertainty in some of the geographic regions in which we operate, including emerging markets, could result in the disruption of commerce and negatively impact cash flows from our operations in those areas.

Risks inherent in our international operations include social plans that prohibit or increase the cost of certain restructuring actions; exchange controls; foreign currency exchange rate fluctuations including devaluations; the potential for changes in local economic conditions including local inflationary pressures; restrictive governmental actions such as those on transfer or repatriation of funds and trade protection matters, including antidumping duties, tariffs, embargoes and prohibitions or restrictions on acquisitions or joint ventures; changes in laws and regulations, including the laws and policies of the United States affecting trade and foreign investment; the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; variations in protection of intellectual property and other legal rights; more expansive legal rights of foreign unions or works councils; the potential for nationalization of enterprises or facilities; and unsettled political conditions and possible terrorist attacks against United States’ or other interests. In addition, there are potential tax inefficiencies in repatriating funds from our non-U.S. subsidiaries.

These and other factors may have a material adverse effect on our international operations and, consequently, on our consolidated financial position and results of operations.

The disruption and volatility of the financial and credit markets could affect our external liquidity sources.

Our principal sources of liquidity are accumulated cash and cash equivalents, short-term investments, cash flow from operations and amounts available under our existing lines of credit, including our revolving credit facility, the ANZ facility and our accounts receivable securitization program, as described in our Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009 and incorporated herein by reference.

We may be obligated to make the payment under the Settlement agreement and related accrued interest in 2009, although there is no certainty that the payment will be due in 2009. On June 30, 2010, the holders of our 3% Convertible Senior Notes have the option to require us to repurchase those notes. These items are in addition to capital expenditures and other uses of cash that we may incur. While we project that we should have sufficient liquidity to fund these obligations as well as our operating and investing cash requirements from current sources, we may need to raise additional funds from external sources. If the financial and credit markets continue to experience disruption and volatility, we may experience difficulty obtaining external funding and could incur increased financing costs.

Our accounts receivable securitization program includes a bank financing commitment that must be renewed annually prior to the expiration date. The bank commitment is scheduled to expire on December 4, 2009. We plan to seek an additional 364 day renewal of the bank commitment prior to its expiration. While the bank is not obligated to renew the bank financing commitment, we have historically negotiated annual renewals since the commencement of the program in 2001.

The ANZ facility is scheduled to expire in March 2010. We plan to renew or replace the ANZ facility prior to its expiration date. However, we cannot give assurance that we will be able to renew or replace this facility.

Additionally, current conditions in financial markets, including the bankruptcy and restructuring of certain financial institutions, could affect financial institutions with which we have relationships and could result in adverse effects on our ability to utilize fully our committed borrowing facilities. For example, another lender under the revolving credit facility may be unwilling or unable to fund a borrowing request, and we may not be able to replace such lender.

Covenant restrictions under our credit arrangements may pose a risk.

We have a number of credit facilities, including our revolving credit facility and our ANZ facility, and also have an accounts receivable securitization program, and have issued debt securities to manage liquidity and fund operations as described in our Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009 and incorporated herein by reference. The agreements relating to these facilities and securities generally contain certain restrictive covenants, including the incurrence of additional indebtedness, restriction of liens and sale and leaseback transactions, financial covenants relating to interest coverage, debt leverage and minimum liquidity, and restrictions on consolidation and merger transactions, as well as, in some cases, restrictions on amendments to the Settlement agreement. In addition, amounts available under our accounts receivable securitization program can be impacted by a number of factors, including, but not limited to, our credit rating, accounts receivable balances, the creditworthiness of our customers and our receivables collection experience. As a result of the impact of some of these factors, the amount available to us under the program has decreased. Although we do not believe that any of these covenants or other restrictive provisions presently materially restricts our operations, a breach of one or more of the covenants or other restrictive provisions could result in material adverse consequences that could negatively impact our business, consolidated results of operations and financial position and could result in a further decline in, or the elimination of, amounts available under the accounts receivable securitization program. Such adverse consequences may include the acceleration of amounts outstanding under certain of the facilities, triggering the obligation to redeem certain debt securities, termination of existing unused commitments by our lenders or the bank commitment related to our accounts receivable securitization program, refusal by lenders to extend further credit under one or more of the facilities or new facilities, or the lowering or modification of our credit ratings.

Strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations could materially impact our consolidated financial position and results of operations.

During 2008, approximately 55% of our sales originated outside the United States. We translate sales and other results denominated in foreign currency into U.S. dollars for the consolidated financial statements. During periods of a strengthening U.S. dollar, our reported international sales and earnings could be reduced because foreign currencies may translate into fewer U.S. dollars.

Also, while we generally produce in the same geographic markets as our products are sold, expenses are relatively concentrated in the United States compared with sales, so that in a time of strengthening of the U.S. dollar, our profit margins could be reduced. While we use financial instruments to hedge certain foreign currency exposures, this does not insulate us completely from currency effects.

We may use financial instruments from time to time to manage exposure to foreign exchange rate fluctuations, which use exposes us to counterparty credit risk for nonperformance. See Note 11, “Derivatives and Hedging Activities,” of Notes to Consolidated Financial Statements for further discussion, which is contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and incorporated herein by reference.

The full realization of our deferred tax assets, including primarily those related to the Settlement agreement and the other than temporary impairment of our investments in auction rate securities, may be affected by a number of factors.

We have deferred tax assets related to the Settlement agreement, the other than temporary impairment of our investments in auction rate securities, other accruals not yet deductible for tax purposes, foreign net operating loss carry forwards and investment tax allowances, employee benefit items, and other items. We have established valuation allowances to reduce those deferred tax assets to an amount that is more likely than not to be realized. Our ability to utilize these deferred tax assets depends in part upon our future operating results. We expect to realize these assets over an extended period. Consequently, changes in tax laws could cause actual results to differ from projections.

Our largest deferred tax asset relates to our Settlement agreement, including accrued interest. The value of this asset may be affected by our tax situation at the time of the payment under the Settlement agreement as well as by the value of our common stock at that time. The deferred tax asset reflects the fair market value of 18 million shares of our common stock at a post-split price of $17.86 per share based on the price when the Settlement agreement was reached in 2002.

Our annual effective tax rate can materially change as a result of changes in mix of earnings and other factors.

Our overall effective tax rate is equal to our total tax expense as a percentage of total earnings before tax. However, tax expense and benefits are not recognized on a global basis but rather on a jurisdictional or legal entity basis. Changes in statutory tax rates and laws and ongoing audits by domestic and international authorities could affect the amount of income taxes and other taxes paid by us. Also, changes in the mix of earnings between jurisdictions and assumptions used in the calculation of income taxes, among other factors, could have a significant effect on our overall effective tax rate.

We experience competition in our operating segments and in the geographic areas in which we operate.

Our products compete with similar products made by other manufacturers and with a number of other types of materials or products. We compete on the basis of performance characteristics of our products, as well as service, price and innovations in technology. A number of competing domestic and foreign companies are strong, well-established companies. Our inability to maintain a competitive advantage could result in lower prices or lower sales volume, which would have a negative impact on our consolidated financial position and results of operations.

A slowing pipeline of new technologies and solutions at favorable margins could adversely affect our performance and prospects for future growth.

Our competitive advantage is due in part to the ability to develop and introduce new products in a timely manner at favorable margins. The development and introduction cycle of new products can be lengthy and involve high levels of investment. New products may not meet sales expectations or margin expectations due to many factors, including our inability to accurately predict demand, end-user preferences and evolving industry standards, to resolve technical and technological challenges in a timely and cost-effective manner, and to achieve manufacturing efficiencies.

U.S. Holders may be required to pay U.S. federal income tax on accrual of original issue discount on the Notes.

If the “stated redemption price at maturity” of the Notes exceeds their “issue price” by more than the statutory de minimis threshold, the Notes will be treated as being issued with original issue discount for United States federal income tax purposes. A U.S. Holder (as defined in “Certain United States Tax Considerations for Holders”) of a Note would then be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. Holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States Tax Considerations for Holders” for more detail.

A major loss of or disruption in our manufacturing and distribution operations or our information systems and telecommunication resources could adversely affect our business.

If we experienced a natural disaster, such as tornadoes, hurricanes, earthquakes or other severe weather events, or a casualty loss from an event such as a fire or flood, at one of our larger strategic facilities or if such event affected a key supplier, our supply chain, or our information systems and telecommunication resources, then there could be a material adverse effect on our consolidated results of operations.

The price of our common stock has on occasion experienced significant price and volume fluctuations. The sale of substantial amounts of our common stock could adversely affect the price of the common stock. One stockholder has beneficial ownership of approximately 32% of our common shares.

The market price of our common stock has experienced and may continue to experience significant price and volume fluctuations greater than those experienced by the broader stock market. In addition, our announcements of our quarterly operating results, future developments relating to the W. R. Grace & Co. bankruptcy, additional litigation against the Company, the effects of animal and food-related health issues, spikes in raw material and energy related costs, changes in general conditions in the economy or the financial markets and other developments affecting us, our customers, suppliers and competitors could cause the market price of our common stock to fluctuate substantially.

The sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of the common stock. According to a Schedule 13G/A filed with the SEC, dated as of February 12, 2009, Davis Selected Advisers, L.P. reported beneficial ownership of 57,784,149 shares, or approximately 32%, of the outstanding shares of our common stock (which beneficial ownership has since been reduced to 50,688,606 shares or approximately 32% as per a March 31, 2009 Schedule 13F filing).

While the Schedule 13G/A filed by Davis Selected Advisers, L.P. indicates that the beneficially owned shares of our common stock were not acquired for the purpose of changing or influencing the control of the Company, if that stockholder were to change its purpose for holding our common stock from investment to attempting to change or influence the management of the Company, this concentration of our common stock could potentially affect the Company and the price of our common stock. Also, Davis Selected Advisers has a significant voting block with respect to matters submitted to a stockholder vote, including the election of directors and the approval of potential business combination transactions.

Our ability to successfully achieve the targeted benefits associated with our cost reduction and productivity program and our global manufacturing strategy could affect our consolidated financial position and results of operations.

We are in various stages of completion of a cost reduction and productivity program and our global manufacturing strategy. The goals of these initiatives include the expansion of capacity in growing markets, better operating efficiencies, a lower cost structure, more effective technology implementation and increased productivity. There can be no assurances that the estimated costs savings or efficiencies will materialize to the extent intended. There are risks inherent in undertaking such programs, including the sustainability of developing markets, shifts in customer preferences, competitive forces and technologies, cost overruns and unanticipated consequences, any of which could have a material adverse effect on our consolidated financial position and results of operations.

The current weakness in the financial and credit markets and other factors could potentially lead to the carrying amount of our goodwill and other long-lived assets becoming impaired and our investments in auction rate securities becoming further impaired.

At March 31, 2009, our goodwill balance was $1,932.6 million. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we perform an annual impairment review of goodwill, which we do during the fourth quarter of each year and at other times if events and circumstances exist that indicate the carrying value of goodwill may potentially be no longer recoverable. We use a fair value approach to test goodwill for impairment. We must recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. We derive an estimate of fair values for each of our reporting units using a combination of an income approach and two market approaches, each based on an applicable weighting. The income approach is based upon the present value of expected cash flows. Expected cash flows are converted to present value using factors that consider the timing and risk of the future cash flows. We use two market approaches. The first market approach estimates the fair value of the reporting unit by applying EBITDA (as defined above in footnote 5 in the Section entitled “Summary Consolidated Financial Data”) multiples to the reporting unit’s operating performance. The EBITDA multiples are derived from comparable publicly traded companies with similar investment characteristics to the reporting unit. The second market approach is based on the publicly traded common shares of the Company, and the estimated fair value of the reporting unit is based on the applicable EBITDA multiples of the Company.

Due to an expected decline in three of our reporting unit’s forecasted operating results and, to a lesser extent, a decline in the Company’s EBITDA multiples and the price of our common stock since December 31, 2008, we performed an interim goodwill impairment assessment for these three reporting units at March 31, 2009. We completed step one of our interim impairment test and fair value analysis for goodwill and concluded that there were no impairments present and accordingly no impairment charge was recorded as of March 31, 2009. We also completed step one of our annual impairment test and fair value analysis for goodwill, and there were no impairments present and no impairment charge was recorded during the years ended December 31, 2008, 2007 and 2006.

Although we determined that there was no goodwill impairment at March 31, 2009, the future occurrence of a potential indicator of impairment, such as a decrease in expected earnings, adverse equity market conditions, a decline in current market multiples, a decline in our common stock price, a significant adverse change in legal factors or business climate, an adverse action or assessment by a regulator, unanticipated competition, strategic decisions made in response to economic or competitive conditions, or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of, could require an interim assessment for some or all of the reporting units prior to the next required annual assessment. In the event of significant adverse changes of the nature described above, we may be required to recognize a non-cash impairment of goodwill, which could have a material adverse effect on our consolidated financial position and results of operations.

We recorded a $34.0 million pre-tax charge in 2008 as a result of recognizing impairment related to an other than temporary decline in the fair market value of our auction rate securities investments. This impairment was due to the continuing decline in the creditworthiness of the issuers of these securities and the lack of a market for auction rate securities generally. The original cost of our auction rate securities investments was $44.7 million and the estimated remaining fair market value was $10.7 million at December 31, 2008 and March 31, 2009. We continue to monitor developments in the market for auction rate securities including the specific securities in which we have invested. If liquidity conditions relating to these securities, or the issuers worsen, we may recognize additional other than temporary impairments, which would result in the recognition of additional losses on our condensed consolidated statement of operations.

Product liability claims or regulatory actions could adversely affect our financial results or harm our reputation or the value of our brands.

Claims for losses or injuries purportedly caused by some of our products arise in the ordinary course of our business. In addition to the risk of substantial monetary judgments, product liability claims or regulatory actions could result in negative publicity that could harm our reputation in the marketplace or adversely impact the value of our brands or our ability to sell our products in certain jurisdictions. We could also be required to recall possibly defective products, which could result in adverse publicity and significant expenses. Although we maintain product liability insurance coverage, potential product liability claims could be excluded or exceed coverage limits under the terms of our insurance policies.

One of our foreign subsidiaries recently received notice of a product liability claim from a large food industry customer in connection with a food packaging material unique to that customer supplied by our foreign subsidiary. The customer has claimed damage to certain food products as well as reputational damage. While we believe that our insurance policies should cover a substantial portion or the entire amount of the claim (other than the deductible), we are still investigating the nature, circumstances, and amount of this claim. We have been advised by the customer that the value of food products involved is approximately $25 million. If there is any element of the claim for which we are responsible that is not covered by insurance and which is substantial, if the claim affects the ongoing relationship between us and the customer, or if the circumstances create adverse publicity for us, then the claim could have a significant adverse effect on our food packaging segment.

Computation of Ratio of Earnings to Fixed Charges

Set forth below is a computation prepared in connection with the offering:

Computation of Ratio of Earnings to Fixed Charges (dollars in millions):

	Three Months Ended March 31,				Year Ended December 31,
	2008		2009		2004		2005		2006		2007		2008
Earnings available to cover fixed charges:
Earnings before income tax provision	$81.5		$81.6		$322.9		$376.6		$400.1		$456.0		$222.3
Total fixed charges	40.5		40.2		167.7		162.5		162.6		160.2		149.8
Amortization of capitalized interest	1.1		1.5		3.6		3.5		3.8		4.6		5.5
Capitalized interest	(2.6)		(2.2)		(4.7)		(3.4)		(5.2)		(9.5)		(9.3)
Earnings available to cover fixed charges	$120.5		$121.1		$489.5		$539.2		$561.3		$611.3		$368.3

Fixed charges:
Interest expense	$35.4		$34.9		$153.7		$149.7		$148.0		$140.6		$128.1
Capitalized interest	2.6		2.2		4.7		3.4		5.2		9.5		9.3
Interest component of rental expense(1)	2.5		3.1		9.3		9.4		9.4		10.1		12.4
Total fixed charges	$40.5		$40.2		$167.7		$162.5		$162.6		$160.2		$149.8
Ratio of earnings to fixed charges	3.0	x	3.0	x	2.9	x	3.3	x	3.5	x	3.8	x	2.5	x

(1) The interest component of rental expense has been deemed to be approximately 33% of rental expense.

Cautionary Notice Regarding Forward Looking Statements

Some of the statements made by the Company in, or incorporated by reference in, this Current Report on Form 8-K are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  general economic conditions and conditions in the markets that the Company serves; changes in raw material and energy costs; credit availability and pricing; the success of the Company’s growth, profitability and global manufacturing strategies and its cost reduction and productivity program; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:	/s/ H. Katherine White
Name:	H. Katherine White
Title:	Vice President, General Counsel and Secretary

Dated:  June 11, 2009